EXHIBIT 99.1

Fifth Street Finance Corp. Signs $135.5 Million in Term Sheets

WHITE PLAINS, N.Y., May 24, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced it has signed $135.5 million in term sheets during its third fiscal quarter of 2010 to date, all of which are first lien investments.  These term sheets are in addition to the $46.5 million of deals that Fifth Street has already closed during the current quarter.

The signed term sheets are as follows:

On May 10, 2010, Fifth Street executed a non-binding term sheet for $54.5 million for an investment in a clinical drug testing laboratory.

On May 17, 2010, Fifth Street executed a non-binding term sheet for $33.0 million for an investment in a manufacturer and distributor of connectivity products for industrial and commercial markets.

On May 20, 2010, Fifth Street executed a non-binding term sheet for $48.0 million for an investment in a provider of pediatric home health services.

The proposed investments are subject to the completion of Fifth Street's due diligence, approval process and documentation, and may not result in completed investments.  Fifth Street may syndicate a portion of any of these investments.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors.  Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com